UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

AMENDMENT NO. 4 TO FORM 8-A FILED AUGUST 5, 2002
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SYBASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2951005
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

One Sybase Drive, Dublin, CA	94568
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

     On July 31, 2002, pursuant to a Preferred Stock Rights Agreement (the “Rights Agreement”) between Sybase, Inc. (the “Company”) and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”), the Company’s Board of Directors declared a dividend of one right (a “Right”) to purchase one one-thousandth share of the Company’s Series A Participating Preferred Stock (“Series A Preferred”) for each outstanding share of Common Stock, par value $0.001 per share of the Company. The dividend was paid on August 15, 2002. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $90, subject to adjustment. The Rights were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Act”), by the Registration Statement on Form 8-A, filed August 5, 2002, as amended by Amendment No. 1, filed September 20, 2004 (“Amendment No. 1 to 8-A”), Amendment No. 2, filed September 20, 2004 and Amendment No. 3, filed September 22, 2004.

     The description of the Rights set forth in Amendment No. 1 to 8-A is hereby incorporated by reference into this Amendment No. 4.

     On February 14, 2005, the Board of Directors of the Company adopted Amendment No. 1, dated as of February 14, 2005, to the Preferred Share Rights Agreement, dated as of July 31, 2002, between the Company and American Stock Transfer and Trust Company (the “Amendment”). The Amendment was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on February 17, 2005, and is incorporated by reference herein.

     The Amendment amends the definition of “Beneficial Owner” and the definition of “Beneficially Own” contained in the Rights Agreement by providing that the acquisition of securities directly from the Company by initial purchasers (the “Initial Purchasers”) with the intent to resell such securities to qualified institutional buyers pursuant to Rule 144A, to investors outside of the United States pursuant to Regulation S or to other institutional investors shall not cause such Initial Purchasers to be deemed to be a Beneficial Owner of or to Beneficially Own such securities of the Company for purposes of the Rights Agreement. The Amendment also clarifies that securities acquired from the Company by underwriters and selling group members pursuant to a customary underwriting agreement with the Company or customary agreements among underwriters and selling group members in a bona fide public offering shall not cause such persons to be deemed to be a Beneficial Owner of or to Beneficially Own such securities for purposes of the Rights Agreement.

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Item 2. Exhibits.

     The following exhibit is filed as part of this registration statement:

Exhibit No.	Description
4.2(1)	Amendment No. 1 dated as of February 14, 2005 to the Preferred Share Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer and Trust Company.

(1)	Filed as the like-numbered exhibit to the Company’s Current Report on Form 8-K, filed February 17, 2005, and incorporated by reference herein.

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYBASE, INC.
Date: February 17, 2005	By:	/s/ DANIEL R. CARL
		Name:	Daniel R. Carl
		Title:	Vice President and General Counsel

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